UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CROSSCOUNTRY INTERMEDIATE HOLDCO, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials.

This Schedule 14A relates to communications made after shareholders of Two Harbors Investment Corp. (“TWO”) have been sent or given a definitive proxy statement on Schedule 14A (as amended, supplemented or modified from time to time, the “Proxy Statement”) related to proposed acquisition of TWO pursuant to the Agreement and Plan of Merger, dated as of March 27, 2026 (as amended on April 28, 2026, and further amended on May 7, 2026), by and among TWO, CrossCountry Intermediate Holdco, LLC (“CrossCountry” or “CCM”) and CrossCountry Merger Corp., a wholly owned subsidiary of CCM.

The following press release was issued by CCM on May 14, 2026:

CrossCountry Mortgage to Provide Additional Cash Value to Two Harbors Stockholders

Two Harbors to Pay Pro Rata Dividend for Quarter in which the CCM Acquisition Closes

Cash Value between $12.45 and $12.68 per share for all TWO Stockholders

Cleveland, Ohio, May 14, 2026 - CrossCountry Mortgage, LLC (“CrossCountry” or “CCM”), today announced that under its binding merger agreement with Two Harbors Investment Corp. (“Two Harbors” or “TWO”), TWO stockholders will now receive a pro-rated dividend for the quarter in which CCM’s acquisition of TWO closes, subject to funds being legally available.

The per share dividend amount payable by TWO shall be an amount equal to TWO’s most recent quarterly dividend actually paid before closing, multiplied by the number of days elapsed since the end of the calendar quarter immediately preceding the calendar quarter in which the closing occurs through and including the day prior to the closing date, and divided by the actual number of days in the calendar quarter in which such dividend is declared. Such dividend payment will be conditioned on the closing of CCM’s acquisition of TWO.

Based on TWO’s most recent quarterly dividend, the pro-rated dividend would provide additional cash value of up to $0.34 per share to TWO stockholders while preserving the certainty and timing advantages of CCM’s signed transaction. Assuming a third quarter closing, the merger consideration, second quarter dividend, and pro-rated third quarter dividend would deliver total cash value of approximately $12.45 to $12.68 per share to all TWO stockholders—real, binding cash value on an accelerated path to closing, compared to UWM Holdings Corporation’s (“UWMC”) highly uncertain, non-binding proposal that lacks sufficient committed financing to fund the full purchase price while defaulting non-electing holders into UWMC stock worth materially less.

CrossCountry remains committed to completing the transaction on the timeline and terms agreed with Two Harbors. A vote against the CCM merger would not deliver UWMC’s headline price; it would only jeopardize a fully financed, signed transaction already well advanced through the regulatory approval process, with CCM having obtained 39 of the required 53 approvals. We urge Two Harbors stockholders to vote in favor of the CrossCountry merger at the May 19 special meeting.

About CCM

CrossCountry Mortgage is the nation’s number one distributed retail mortgage lender with more than 9,000 employees operating over 1,000 branches and servicing loans across all 50 states, D.C. and Puerto Rico. Our company has been recognized ten times on the Inc. 5000 list of America’s fastest-growing private businesses and has received many awards for our standout culture. We offer more than 120 mortgage purchase, refinance and home equity solutions – ranging from conventional and jumbo mortgages to government-insured programs from FHA and programs for Veterans and rural homebuyers – and we are a direct lender and approved seller and servicer by Freddie Mac, Fannie Mae, and Ginnie Mae NMLS #3029. Through our dedication to getting it done, we make every mortgage feel like a win. For more information, visit ccm.com.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements, including statements regarding the proposed acquisition of TWO by CCM, an affiliate of CrossCountry Mortgage, LLC; the expected timing, certainty and likelihood of completion of the proposed transaction; the expected benefits of the proposed transaction; the ability of the parties to complete the proposed transaction; the expected timing, receipt and effect of regulatory approvals, consents and notices; the ability to obtain approval of TWO common stockholders; the ability to satisfy the other closing conditions to the proposed transaction; CrossCountry’s financing commitments and ability to fund the amounts required to complete the proposed transaction; CrossCountry’s expectations regarding TWO, RoundPoint Mortgage Servicing LLC and TWO’s mortgage servicing rights portfolio and mortgage servicing platform; and other statements that are not historical facts.

Forward-looking statements are generally identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “outlook,” “plan,” “project,” “should,” “target,” “will,” “would” and similar words or expressions, although the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations, estimates, assumptions and projections and are not guarantees of future performance. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks, uncertainties and other factors, many of which are outside the control of CrossCountry and TWO.

Such risks and uncertainties include, among others: the expected timing and likelihood of completion of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to obtain, or delays or conditions in obtaining, required regulatory approvals, consents or notices, including from Fannie Mae, Freddie Mac, Ginnie Mae and applicable state regulators; the failure to obtain the required approval of TWO common stockholders; the failure to satisfy other closing conditions to the proposed transaction; risks relating to CrossCountry’s financing and the availability and terms of financing; the outcome of any legal proceedings that may be instituted relating to the proposed transaction or any competing proposal; risks relating to competing proposals or other developments affecting the proposed transaction; risks related to disruption of management’s attention from ongoing business operations; the effect of the announcement or pendency of the proposed transaction on TWO’s relationships with employees, customers, counterparties, regulators and other business partners; risks related to retention of key personnel; risks related to the integration of TWO, RoundPoint and CrossCountry; changes in interest rates, prepayment rates, mortgage origination volumes, mortgage servicing rights valuations, market conditions, financing markets and general economic conditions; legislative, regulatory and policy changes affecting the mortgage origination, mortgage servicing and mortgage investment businesses; and the other risks and uncertainties described in TWO’s filings with the Securities and Exchange Commission (the “SEC”), including TWO’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the definitive proxy statement filed in connection with the proposed transaction and any amendments or supplements thereto.

Forward-looking statements speak only as of the date of this communication. CrossCountry and TWO do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on forward-looking statements.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed CCM transaction, TWO filed with the SEC a definitive proxy statement on April 20, 2026. TWO commenced mailing of the definitive proxy statement to TWO stockholders on or about April 20, 2026. The proposed CCM transaction will be submitted to TWO common stockholders for their approval at a special meeting scheduled for May 19, 2026. TWO may also file other documents with the SEC regarding the proposed CCM transaction, including amendments or supplements to the definitive proxy statement. This communication is not a substitute for the definitive proxy statement or any other documents that TWO has filed or may file with the SEC or send to TWO stockholders in connection with the proposed CCM transaction.

INVESTORS AND SECURITYHOLDERS OF TWO ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED CCM TRANSACTION, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND ALL OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CCM TRANSACTION AND RELATED MATTERS. Investors and securityholders may obtain free copies of the definitive proxy statement and other documents filed or to be filed with the SEC by TWO through the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by TWO will be made available free of charge on TWO’s website at www.twoinv.com/investors or by directing a request to: Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, Attention: Investor Relations.

PARTICIPANTS IN THE SOLICITATION

TWO, CrossCountry Mortgage, LLC, CrossCountry Intermediate Holdco, LLC, CrossCountry Merger Corp. and their respective directors, managers, executive officers and certain other members of management, employees and representatives may be deemed to be “participants” in the solicitation of proxies from TWO stockholders in connection with the proposed CCM transaction.

Information regarding TWO’s directors and executive officers and their ownership of TWO common stock is included in the definitive proxy statement filed by TWO with the SEC on April 20, 2026, including the sections captioned “Interests of TWO’s Directors and Executive Officers in the CCM Merger” and “Share Ownership of Certain Beneficial Owners and Management/Directors of TWO,” and in TWO’s Form 10-K/A filed with the SEC on April 27, 2026, including the sections captioned “Compensation Discussion and Analysis,” “Summary Compensation Table” and “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” Any changes in the holdings of TWO securities by TWO’s directors or executive officers from the amounts described in those filings are reflected in Statements of Change in Ownership on Form 4 filed with the SEC and available on the SEC’s website at www.sec.gov.

Information regarding CrossCountry Mortgage, LLC, CrossCountry Intermediate Holdco, LLC and CrossCountry Merger Corp. is included in the definitive proxy statement filed by TWO with the SEC on April 20, 2026, including the sections captioned “The Parties,” “The CCM Merger” and “The CCM Merger Agreement,” and in any amendments or supplements thereto. CrossCountry Mortgage, LLC, CrossCountry Intermediate Holdco, LLC and CrossCountry Merger Corp. have interests in the proposed CCM transaction, including by virtue of CrossCountry Intermediate Holdco, LLC’s role as acquiror under the merger agreement and CrossCountry Merger Corp.’s role as merger subsidiary under the merger agreement.

To CrossCountry’s knowledge, as of the date of this communication, CrossCountry Mortgage, LLC, CrossCountry Intermediate Holdco, LLC, CrossCountry Merger Corp. and their respective directors, managers and executive officers do not beneficially own any shares of TWO common stock.